Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and
Stockholders of Citizens South Banking Corporation

We have audited the accompanying statement of assets acquired and liabilities assumed by Citizens South Banking Corporation and subsidiaries (the “Company”) pursuant to the Purchase and Assumption Agreement, dated April 15, 2011, executed by the Company with the Federal Deposit Insurance Corporation.  This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed by Citizens South Banking Corporation pursuant to the Purchase and Assumption Agreement dated April 15, 2011, is fairly presented, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

Charlotte, North Carolina
June 30, 2011

Statement of Assets Acquired and Liabilities Assumed
by Citizens South Bank (a wholly-owned subsidiary of
Citizens South Banking Corporation)

April 15, 2011
(in thousands)
Assets Acquired
Cash and cash equivalents	$7,913
Investment securities	9,703
Federal Home Loan Bank stock	427
Loans covered by FDIC shared-loss agreements	47,616
Loans not covered by FDIC shared-loss agreements	1,644
Total loans	49,260
FDIC loss share indemnification asset	19,922
Other real estate owned covered by FDIC shared loss agreements	6,375
Core deposit intangible	221
Vehicles and equipment	37
Accrued interest receivable	300
Other assets	206
Total assets acquired	$94,364

Liabilities Assumed
Deposits	$96,724
Borrowed money	4,215
Deferred tax liability	1,484
Other liabilities	62
Total liabilities assumed	102,485
Net liabilities assumed	$8,121

Notes to Statement of Assets Acquired and Liabilities Assumed by Citizens South Bank

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Organization - Citizens South Banking Corporation (the “Company”) is a Delaware corporation that owns all of the outstanding shares of common stock of Citizens South Bank (the “Bank”). The shares of common stock of the Company trade on the Nasdaq Global Market under the ticker symbol “CSBC.”  The Company’s principal business activities are overseeing and directing the business of the Bank. The Company’s assets consist primarily of the outstanding capital stock of the Bank, deposits held at the Bank, and investment securities.  Citizens South Bank, which was chartered in 1904, is a federally chartered savings bank headquartered in Gastonia, North Carolina.  The Bank’s principal business activity is offering FDIC-insured deposits to local customers through its 21 branch offices and investing those deposits, together with funds generated from operations and borrowings, in residential and nonresidential real estate loans, construction loans, commercial business loans, consumer loans and investment securities.  The Bank also acts as a broker in both the origination of loans secured by one-to-four family dwellings and in the sale of uninsured financial products. The Bank’s results of operations are heavily dependent on net interest income, which is the difference between the interest earned on loans and securities and the interest paid on deposits and borrowings, as well as the Bank’s provision for loan losses, noninterest income, and noninterest expense.  Results of operations are also significantly affected by general economic and competitive conditions, changes in interest rates, and actions of regulatory and governmental authorities.

Basis of Presentation - The financial statement and accompanying notes presented in this report were prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which require management to make estimates and assumptions that effect the information presented in this report.  The most significant assumption made in this report, based on the size or the significance of the estimate, was the fair value estimate of acquired loans.  This estimate involved a high degree of judgment and complexity based on information available at the time of the acquisition.  The actual value of the loans may differ materially from the fair value reflected in the financial statement based on the timing of principal and interest payments on the acquired loans in the future.

The Company has determined that the acquisition of the net assets of New Horizons Bank (“NHB”) constitutes a business acquisition as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805: Business Combinations (“Topic 805”).  Accordingly, the assets acquired and liabilities assumed as of April 15, 2011, (the “acquisition”) are presented at their fair values in the tables following this discussion as required by Topic 805, unless otherwise noted.  These fair value estimates are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available.  The Bank and the Federal Deposit Insurance Corporation (the “FDIC”) are engaged in ongoing discussions regarding the purchase of certain NHB fixed assets that may impact which assets are ultimately acquired by the Bank and the purchase price of such assets.

Fair Value of Assets Acquired and Liabilities Assumed

The Company measures the fair value of its financial assets and liabilities in accordance with FASB ASC Topic 825-10, Fair Value Measurements (“Topic 825-10”), which provides a framework for measuring fair value under GAAP, establishes a three-tier valuation hierarchy for disclosure of fair value measurement, and enhances disclosures about fair value measurements.  This standard defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  An orderly transaction is a transaction that assumes exposure to the market for a sufficient period prior to the measurement date to allow for marketing activities that are usual and customary for such transactions.  Market participants are buyers and sellers in the principal market that are independent, knowledgeable, and willing and able to transact.  Topic 825-10 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets (observable inputs) and the lowest priority to the Company’s assumptions (unobservable inputs).  Topic 825-10 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. For assets and liabilities recorded at fair value, it is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in Topic 825-10.

Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on the economic and competitive environment, the characteristics of the asset or liability and other factors.  Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.  Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures.  The Company has not elected the fair value option for liabilities.  Investment securities, available-for-sale, are recorded at fair value on a recurring basis.  Additionally, the Company may be required to record at fair value other assets on a nonrecurring basis, such as other real estate owned.  These nonrecurring fair value adjustments typically involve the application of lower of cost or market accounting for these other assets.

In accordance with Topic 825-10, when measuring fair value, the Company uses valuation techniques that are appropriate and consistently applied.  A fair value hierarchy is used based on the markets in which the assets are traded and the reliability of the assumptions used to determine the fair value.  These levels are as follows:

Level 1:	Inputs to the valuation methodology are based on quoted prices in active markets for identical instruments.

Level 2:	Inputs to the valuation methodology are observable and derived from readily available pricing sources for market transactions involving similar types of instruments in active markets.

Level 3:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value. The determination of where an instrument falls in the hierarchy requires significant judgment.

Cash and cash equivalent -  Cash and cash equivalents include cash on hand, amounts due from banks and short-term interest-bearing deposits.  The carrying value approximates fair value due to the short-term nature of these instruments.

Investment securities - The fair values for investment securities were based on observable inputs (Level 2) such as quoted market prices for similar instruments.

Federal Home Loan Bank stock - The fair value of the Federal Home Loan Bank (“FHLB”) stock was estimated to be its redemption value, which was also the carrying value of the stock. The FHLB requires member banks to purchase its stock as a condition of membership and the amount of FHLB stock owned varies based on the level of FHLB advances outstanding. This stock is generally redeemable and is presented at the redemption value.

Loans -  In connection with the acquisition, the Bank entered into two loss-sharing agreements (the “shared-loss agreements”) with the FDIC that covered approximately $69.3 million of the $71.2 million of loans that were acquired from the FDIC (the “covered loans”).  One shared-loss agreement covered certain residential loans for a period of ten years.  The other shared-loss agreement covers all remaining covered loans for a period of five years.  Pursuant to the terms of the shared-loss agreements, the FDIC is obligated to reimburse the Bank for 80% of all eligible losses, which begins with the first dollar of loss occurred, and certain collection and disposition expenses with respect to covered loans. The Bank has a corresponding obligation to reimburse the FDIC for 80% of eligible recoveries with respect to covered loans for a period of ten years for residential loans and eight years for all other loans.  Any losses incurred on the remaining $1.9 million in loans not covered under shared-loss agreements will be the sole responsibility of the Bank.

At the acquisition date, management estimated the fair value of the acquired loan portfolio to be $49.3 million, based on unobservable inputs (Level 3) such as the discounted expected cash flows from the portfolio. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments and (b) estimated the amount and timing of undiscounted expected principal and interest payments. The amount by which the undiscounted expected cash flows exceed the estimated fair value is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the credit risk in the acquired loan portfolio at the acquisition date. In calculating expected cash flows, management made several assumptions regarding prepayments, collateral cash flows, the timing of defaults, and the loss severity of defaults. Other factors that market participants expect were considered in determining the fair value of acquired loans included loan pool level estimated cash flows, type of loan and related collateral, risk classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and current discount rates.

Other real estate owned -  All of the acquired other real estate owned (“OREO”) is covered under the FDIC shared-loss agreements described in the “Loans” discussion above (collectively referred to as “covered assets”).  The OREO is presented at its estimated fair value which was based on unobservable inputs (Level 3) such as recent comparable sales, current listings of similar properties, and appraisal reports prepared by qualified independent third party appraisers, less estimated disposition costs, discounted over the estimated holding period.

FDIC indemnification asset - The FDIC indemnification asset is measured separately from each of the covered asset categories, as it is not contractually embedded in any of the covered asset categories. For example, the FDIC indemnification asset related to estimated future loan losses is not transferable should the Bank sell a loan prior to foreclosure or maturity. The fair value of the FDIC indemnification asset, which was estimated based on unobservable inputs (Level 3), represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered loans based on the credit adjustment estimated for each covered loan pool and the loss sharing percentages. The estimated gross cash flows associated with this asset are discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC. The ultimate collectability of the FDIC indemnification asset is dependent upon the performance of the underlying covered loans, the passage of time, and claims paid by the FDIC.

Core deposit intangible - The fair value of the core deposit intangible asset was estimated using observable inputs (Level 2) such as type of deposit, interest rates, and age of the deposit relationships. Based on this valuation, the core deposit intangible will be amortized over the projected useful lives of the related deposits on an accelerated basis over an eight year period.

Deposit liabilities - The fair values used for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair value for time deposits, which was estimated using observable inputs (Level 2), was based on a discounted cash flow method that applied interest rates being offered on time deposits at the time of the acquisition to a schedule of aggregated contractual maturities of such time deposits.

Borrowings - The fair value for borrowings, which was estimated using observable inputs (Level 2), used a discounted cash flow method based on the market rates for comparable FHLB advances offered at the time of the acquisition.

Deferred taxes - Deferred income taxes relate to the differences between the financial statement and tax basis of assets acquired and liabilities assumed in this transaction. Deferred taxes are reported based upon the principles in the FASB Topic 740: Income Taxes, and are calculated based on the estimated federal and state income tax rates currently in effect for the Bank, which is consistent with market participant expectations.

Use of Estimates

Management of the Bank made a number of significant estimates and assumptions relating to the reporting of assets and liabilities in the Statement of Assets Acquired and Liabilities Assumed by Citizens South Bank at April 15, 2011. Management exercised significant judgment regarding assumptions about market participant expectations regarding discount rates, future expected cash flows including prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affected the estimation of the fair values of the net assets acquired. Actual results could differ from those estimates.   Others provided with the same information could draw different reasonable conclusions and calculate different fair values. Some of the changes that may vary significantly from our assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.

NOTE 2 — FDIC-ASSISTED ACQUISITION

On April 15, 2011, the Bank acquired certain assets and assumed certain liabilities of New Horizons Bank from the FDIC, as receiver, in an FDIC-assisted transaction. As part of the Purchase and Assumption Agreement, the Bank and the FDIC entered into two shared-loss agreements, whereby the FDIC agreed to cover 80% of any future losses and qualified expenses on substantially all loans (and related unfunded loan commitments) and OREO and accrued interest on loans for up to 90 days. We refer to the acquired loans and OREO subject to the shared-loss agreements collectively as “covered assets.” Under the terms of the shared-loss agreements, the FDIC will cover 80% of losses and share in 80% of loss recoveries on covered assets. The shared-loss agreement for covered single-family residential loans and OREO is in effect for ten years and the shared-loss agreement for all other covered loans and OREO is in effect for five years from the acquisition date while the loss recovery provisions are in effect for ten years and eight years, respectively.

In the acquisition, the Bank acquired $94.4 million in assets plus $11.0 million in cash received from the FDIC and assumed $102.5 million in liabilities.  The primary assets acquired include $7.9 million in cash and cash equivalents, $9.7 million in investment securities, $49.3 million in loans at fair value, and $6.4 million of OREO.  The primary liabilities assumed were $96.7 million in deposits, $4.2 million in borrowings and a $1.5 million deferred tax liability.  As a result of this transaction, the Company recorded a $2.9 million after-tax gain on acquisition, a $19.9 million FDIC indemnification asset and a $221,000 core deposit intangible.

New Horizons Bank was a full-service state-chartered commercial bank headquartered in East Ellijay, Georgia that operated one office in the northern Georgia region. The Bank pursued this acquisition to expand its presence in the north Georgia market which now includes five full-service offices.  The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the April 15, 2011 acquisition date.

A summary of the net liabilities assumed from the FDIC and the estimated fair value adjustments are as follows:

April 15, 2011
(In thousands)

Net assets acquired per Purchase and Assumption Agreement	$999
Fair value adjustments:
Loans	(21,950)
Other real estate owned	(5,210)
FDIC indemnification asset	19,922
Furniture, fixtures and equipment	10
Core deposit intangible	221
Time deposits	(414)
Federal Home Loan Bank advances	(215)
Deferred income taxes	(1,484)
Net liabilities assumed	$(8,121)

NOTE 3 — INVESTMENT SECURITIES AND FHLB STOCK

The Bank acquired investment securities having an estimated fair market value of $9.7 million in the acquisition. The acquired securities were U.S. Government agency and sponsored enterprise mortgage-backed securities and Small Business Administration participation securities.  The Bank also acquired $426,800 in FHLB stock. The fair value of investment securities acquired at April 15, 2011, is as follows:

Fair Value
(In thousands)

U.S. Government agency and sponsored enterprise mortgage-backed securities	$8,362
Small Business Administration participation securities	1,341
Total investment securities	$9,703

A portion of these investment securities was used to collateralize certain deposits and FHLB advances at April 15, 2011. The acquired investment securities have contractual terms to maturity and require periodic payments to reduce principal. As a result, expected maturities may differ from contractual maturities because obligors and/or issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The estimated fair value of investment securities at April 15, 2011, is shown below by contractual maturity.

Fair Value
(In thousands)

Due one year or less	$-
Due after one through five years	-
Due after five through ten years	771
Due after ten years	8,932
Total investment securities	$9,703

NOTE 4 — LOANS

The fair value of the acquired loans by type at April 15, 2011 are as follows:

		% of
	Fair Value	Loans
	(Dollars in thousands)
Real estate loans:
Residential one-to-four family	$12,950	26.3%
Residential multi-family	1,287	2.6%
Construction and land development	9,297	18.9%
Farm land	7,603	15.4%
Commercial	13,721	27.9%
Total real estate loans	44,858	91.1%
Other loans:
Commercial business	75	0.1%
Other consumer	4,327	8.8%
Total other loans	4,402	8.9%
Fair value	$49,260	100.0%

Included in the total loan balances above are $1.9 million of loans that are not covered by FDIC shared-loss agreements.  The remaining $69.3 million of loans acquired are covered loans and the Bank will be reimbursed for 80% of qualified losses and expenses by the FDIC pursuant to the terms of the shared-loss agreements.

At the acquisition date, the Bank estimated the fair value of the acquired $71.2 million loan portfolio to be $49.3 million, which represents the expected discounted cash flows from the loan portfolio. In estimating such fair value, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”).  The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the nonaccretable difference. The nonaccretable difference represents an estimate of the credit risk in the acquired loan portfolio at the acquisition date.  As such, the credit risk for the acquired loan portfolio is not reflected in the Company’s allowance for loan losses.

At April 15, 2011, impaired loans totaled $23.2 million which represented unpaid balances of $41.5 million reduced by a discount of $18.3 million resulting from acquisition date fair value adjustments. The non-impaired loans totaled $26.1 million which represented unpaid balances of $29.7 million reduced by a discount of $3.6 million resulting from acquisition date fair value adjustments. The Bank evaluated the loans acquired for impairment in accordance with the provisions of FASB ASC Topic 310-30: Loans and Debt Securities Acquired with Deteriorated Credit Quality. Credit-impaired loans are those loans showing evidence of credit deterioration since origination and it is probable, at the date of acquisition, that the Bank will not collect all contractually required principal and interest payments. Generally, the acquired loans that meet the Bank’s definition for nonaccrual status fall within the definition of credit-impaired covered loans.

Covered loans are, and will continue to be, subject to the Bank’s internal and external credit review. As a result, if and when credit deterioration is noted subsequent to the acquisition date such deterioration will be measured through the Bank’s loss-reserving methodology, and a provision for loan losses will be charged to earnings with a partially offsetting noninterest income item reflecting the increase to the FDIC indemnification asset. Any credit adjustments made during the one-year period following the acquisition date that are based on acquisition date information, will be made as an adjustment to the gain on acquisition.

NOTE 5 – FDIC INDEMNIFICATION ASSET

As part of the loan portfolio fair value estimation, the Bank established the FDIC indemnification asset, which represents the present value of the estimated losses on covered loans and OREO to be reimbursed by the FDIC.  The FDIC indemnification asset will be reduced as losses are recognized on covered loans and loss-sharing payments are received by the Bank from the FDIC.  Realized losses in excess of acquisition date fair value estimates will increase the FDIC indemnification asset.  Conversely, if realized losses are less than acquisition date fair value estimates, the FDIC indemnification asset will be reduced by a charge to earnings.  A summary of the assets covered by the shared-loss agreements at April 15, 2011, is as follows:

	Amount Covered	Fair Value
	(in thousands)

Loans	$69,327	$47,616
Other real estate owned	11,585	6,375
Total covered assets	$80,912	$53,991

NOTE 6 – CORE DEPOSIT INTANGIBLE

In the Bank’s analysis of the assumed deposit portfolio, it was determined that the customer relationships associated with these assumed deposits had intangible value. As such, the Bank applied Topic 805 which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles, in a business combination.  As a result, the Bank determined that the estimated fair value of the core deposit intangible asset was $221,000.  In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits. The core deposit intangible will be amortized over eight years, which is the estimated economic benefit received, using an accelerated amortization method.  The estimated amortization expense for the core deposit intangible for each of the next five years and thereafter is as follows:

Estimated
Years ending December 31	Amortization Expense
(In thousands)

2011	$33
2012	45
2013	39
2014	33
2015	27
Thereafter	44
Total	$221

NOTE 7 — DEPOSITS

A breakdown of the fair value and weighted average interest rate for deposits assumed at April 15, 2011, by type are as follows:

		Weighted Avg.
	Fair Value	Interest Rate
	(Dollars in thousands)

Non-interest bearing	$5,083	-
Interest checking	6,751	0.67%
Money market	9,254	1.00%
Savings	1,283	0.50%
Time deposits:
Less than $100,000	49,238	1.57%
$100,000 or greater	24,701	1.77
Time deposits fair value adjustment	414
Total deposits	$96,724

At April 15, 2011, scheduled maturities of time deposits were as follows:

Year	Fair Value
(In thousands)

2011	$40,980
2012	25,599
2013	2,932
2014	906
Thereafter	3,522
Total	$73,939

Of the $73.9 million of contractual balances for time deposits that were outstanding at April 15, 2011, there were $21.6 million, or 29.2%, in market placed deposits.  These deposits primarily consist of out-of-market deposits that were acquired via an internet deposit gathering website.  It is expected that the interest rate on these deposits will be lowered subsequent to the acquisition date which will likely result in a significant amount of these deposits being closed prior to maturity.

NOTE 8 — BORROWINGS

The FHLB advances acquired at April 15, 2011, were term advances and were secured by a blanket lien on eligible loans and certain investment securities. The Bank may repay the FHLB advances at any time with a prepayment penalty, which is included in the fair value adjustment. The following table summarizes the FHLB advances outstanding and corresponding interest rate at April 15, 2011:

Year of Maturity	Amount	Interest Rate
	(Dollars in thousands)

2012	$1,000	0.36%
2013	3,000	4.15%
Total contractual balance	4,000
Fair value adjustment	215
Fair value	$4,215

NOTE 9 — DEFERRED INCOME TAXES

The deferred tax liability of $1.5 million at April 15, 2011, is related to the differences between the financial statement and tax basis of assets acquired and liabilities assumed in the acquisition. For income tax purposes, the acquisition will be accounted for as an asset purchase and the tax bases of assets acquired will be allocated based on fair values in accordance with the Internal Revenue Service Code and related regulations.

NOTE 10—SUBSEQUENT EVENTS

Subsequent events are events and transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued. The effects of subsequent events and transactions are recognized in the financial statements when they provide additional evidence about conditions that existed at the balance sheet date. We have evaluated events and transactions occurring subsequent to April 15, 2011, through the date of filing of this report. Of the $21.6 million of market placed deposits assumed in the acquisition, approximately $19.2 million had prepaid by May 31, 2011, due to the fact that the Bank adjusted the interest rate paid on these deposits.  This level of deposit attrition was expected for these out-of-market deposits.  Otherwise, the Bank experienced only minor attrition in its core deposit base after April 15, 2011. In addition, subsequent to the acquisition date the Bank prepaid all $4.0 million of FHLB advances.  The amount paid to the FHLB totaled $4.2 million, which included the outstanding principal balance and the corresponding prepayment penalty.  Such events did not result in any material adjustments to the accompanying financial statement.